Exhibit 99.1
CANARGO ENERGY CORPORATION
FOR IMMEDIATE RELEASE IN EUROPE & NORTH AMERICA
Operations Update
May 14, 2009 Guernsey, British Isles — CanArgo Energy Corporation (“CanArgo” or the “Company”) (OSE: CNR; Pink Sheets: CANR) today gave an update on its operations and business activities in Georgia.
Oil production at the Ninotsminda Field has averaged approximately 400 barrels of oil per day for the year to date while gas production has averaged approximately 1.73 million standard cubic feet (MMscf) (49 thousand cubic metres (MCM)) per day.
In October 2008, the Company announced that it had signed a non-binding Letter of Intent (LOI) with a Swedish oil company to enter into a farm-out and option agreement covering the Norio production sharing agreement in Georgia subject to execution of a formal agreement and to governmental and other approvals. Due to the global financial crisis, the prospective farmee has not been able to progress these negotiations and the LOI has now lapsed.
Ongoing attempts by the Company to find investors for the Norio project and other opportunities within its acreage have been unsuccessful so far.
In October 2008, Ninotsminda Oil Company Limited (NOC), a wholly owned indirect subsidiary company of CanArgo and the holder of the Company’s participating interest in the Ninotsminda Field, executed a gas sales agreement with Sagaredjo Gas Company (SGC) a local firm in Georgia for a contract term of one year with a price of $2.83 per thousand cubic feet (Mcf) ($110 per MCM) up to May 2009 when it would rise to $4.73 per Mcf ($167 per MCM). In February 2009, SGC became a wholly owned subsidiary of SOCAR, the State Oil Company of the Azerbaijan Republic, following the privatization of the regional gas infrastructure in Georgia. NOC has not received payment for any gas delivered under this sales agreement and the agreement has now been terminated. NOC subsequently has entered into a new gas sales agreement with Energy Trading Company Limited (a company introduced to NOC by SOCAR) for its pro rata share of gas produced from the Field estimated to be approximately 1.13 MMscf (32 MCM) daily at a price of $3.96 per Mcf ($140 per MCM) with a contract term of two years.
Well testing operations at the Manavi 12 well remain suspended due to a lack of financing to pursue operations in general in Georgia.
CanArgo is an independent oil and gas exploration and production company with its oil and gas operations currently located in Georgia.
Status and other announcements will be posted on the Company’s website, www.canrgo.com.

The matters discussed in this press release include forward-looking statements, which are subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements. Such risks, uncertainties and other factors include, among other matters, the uncertainties inherent in oil and gas activities; the effects of the Company’s impaired financial condition; the effects of actions by third parties including creditors and government officials; fluctuations in world oil prices and other risks detailed in the Company’s reports on Forms 10-K and 10-Q previously filed with the Securities and Exchange Commission; the ability of the Company and its subsidiaries to arrive at a successful negotiation with its creditors and to prosecute, develop and consummate one or more plans of reorganization with respect to any possible Chapter 11 proceeding; the effects of any possible Chapter 11 filing on the Company and the interests of various creditors, equity holders and other constituents; Bankruptcy Court rulings in any possible Chapter 11 case and the outcome of any such proceedings in general; the length of time the Company will operate under a possible Chapter 11 proceeding; the risks associated with third party motions in any possible Chapter 11 proceeding, which may interfere with the Company’s ability to develop and consummate one or more plans of reorganization; the potential adverse effects of a possible Chapter 11 proceeding on the Company’s liquidity or results of operations; continued compliance with conditions for funding under any secured credit facility that may be obtained to fund the Company while in any possible Chapter 11 proceeding; the ability to execute the Company’s business and restructuring plan; management of cash resources; restrictions imposed by, and as a result of, the Company’s substantial leverage; increased legal costs related to a possible bankruptcy case and other litigation and the Company’s ability to maintain contracts that are critical to its operation, to obtain and maintain normal terms with customers, suppliers and service providers and to retain key executives, managers and employees. The forward-looking statements are intended to help shareholders and others assess the Company’s business prospects and should be considered together with all information available. They are made in reliance upon the safe harbour provisions of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The Company cannot give assurance that the results will be attained.